Exhibit 99.1

LightPath Technologies announces Vice President of Manufacturing

For Immediate Release

(March 15, 2004) Orlando, FL. LightPath Technologies, Inc. (Nasdaq: LPTH - News), manufacturer and integrator of families of precision molded aspheric optics, GRADIUM® glass products, high performance fiber-optic collimators and isolators, is pleased to announce the appointment of Robert Reichert as Vice President of Manufacturing.

“Bob Reichert brings us more than 20 years of relevant experience in manufacturing and leadership to the company,” said Ken Brizel, LightPath President and CEO. “His background is in operations similar to our own processes and ranges from startup to top tier manufacturing operations. We are currently enjoying a favorable trend in sales orders and have recently added a second shift in part of our operation to aid in meeting demand. Through Bob’s manufacturing leadership, LightPath will accelerate its efforts towards operational excellence.”

Mr. Reichert was most recently the COO of Covega, a high-tech, optoelectronic components manufacturer and a former Allied-Signal/Honeywell executive at their Microelectronics and Solid State Electronics Centers. At Covega, among other duties, he was responsible for wafer fabrication, optoelectronic packaging and test. While at Allied-Signal/Honeywell, served as Director of Operations and General Manager for two sites which included manufacturing, product engineering and test, supply chain management and production control. When Mr. Reichert led these business units, they were multi-location and generated sales in excess of $100 million. He is a Six Sigma “Black Belt” with extensive training and practical application in related disciplines such has Lean Manufacturing, Total Quality, Integrated Supply Chain, and other plant floor productivity initiatives.

About LightPath:

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003
Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

***END***